Exhibit 10.3
MANAGEMENT ONE-YEAR INCENTIVE PLAN
Of
DOLE FOOD COMPANY, INC. (“DOLE”)
Effective January 3, 2010
Section 1. ESTABLISHMENT AND PURPOSE
1.01	This Plan has been established by DOLE, effective as of January 3, 2010, and shall operate on the basis of the current and succeeding Incentive Periods until such time the Plan is amended or terminated under Section 11.

1.02	The purpose of this Plan is to advance DOLE’s compensation policies which are intended to enable DOLE to attract and retain top quality management as well as to motivate management to set and achieve aggressive goals in their respective areas of responsibility.
Section 2. DEFINITIONS.
As used herein, the following terms shall have the following meanings unless a different meaning is plainly required in the context:
2.01	“Board” shall mean the Board of Directors of DOLE.

2.02	Consolidated Average Cash Investment “Consolidated ACI” shall mean the total of all Division ACI’s adjusted to eliminate duplication of any Total Assets or Total Liabilities that are included in the ACI of more than one Division.

2.03	Consolidated Cash Flow Return on Investment “CFROI” shall mean Consolidated Division EBITDA divided by the Consolidated ACI.

2.04	Consolidated Cash Flow Return on Investment of DOLE “Consolidated CFROI” shall mean Consolidated EBITDA divided Consolidated ACI.

2.05	“Division CFROI” shall mean division EBITDA divided by the Division’s ACI.

2.06	“Committee” shall mean the Corporate Compensation and Benefits Committee of DOLE.

2.07	“Consolidated EBITDA” shall mean the DOLE’s consolidated earnings before interest expense and income taxes plus depreciation and amortization, adjusted for unusual, non-recurring cash or non-cash items and for the pro-forma effects of merger, acquisition and divestiture transactions.

2.08	“Contingent Award Amount” shall mean a contingent award to an Eligible Employee expressed as the monetary value of the award.

2.09	“Contingent Award Percentage” shall mean a contingent award to an Eligible Employee expressed as a percentage of Salary for the Incentive Period.

2.10	“Debt Ratio” shall mean the ratio of year-end Net Debt to Consolidated EBITDA.

2.11	“Division” shall mean an operating entity or organization of DOLE that is segregated for profit and loss measurement purposes used for determining Financial Performance Factors in order to calculate a Contingent Award Amount.

1 of 6

2.12	Division Average Cash Investment “ACI” shall mean the average of the period ending account balances for the fourteen periods ending with the last period of the incentive period, for the following accounts: Total Assets (excluding cash, income tax receivable, and deferred tax assets) less Total Liabilities (excluding notes payable, current and long-term debt, and deferred tax liabilities), plus goodwill allocated to the Division at the time of DOLE’s privatization, plus post-privatization depreciation..

2.13	“Division EBITDA” shall mean the Division’s earnings before interest expense and income taxes plus depreciation and amortization, adjusted for unusual, non-recurring cash or non-cash items and for the pro-forma effects of merger, acquisition and divestiture transactions.

2.14	EBITDA shall mean Earnings Before Income Tax, Depreciation and Amortization

2.15	“Eligible Employee(s)” shall mean a Participant(s) who meets the eligibility requirements hereunder in order to receive an award under this Plan.

2.16	“Ending Value” shall be the amount as defined in Section 6.01.

2.17	“Final Award” shall mean the amount awarded pursuant to this Plan to be paid to an Eligible Employee for the Incentive Period.

2.18	“Performance Multipliers” shall mean the percentages determined by the Performance Matrices as described in Section 6 (as adjusted pursuant to Section 9 or Section 12) of the Plan.

2.19	“Incentive Period”, with respect to any Contingent Award Amount or Final Award, shall mean DOLE’s fiscal year 2010, and each succeeding fiscal year.

2.20	“Net Debt” shall mean total consolidated net debt (total debt less cash) of DOLE as of the end of the Incentive Period.

2.21	“Participant” shall mean an employee of DOLE or a Subsidiary who has been selected by DOLE to participate in this Plan. Participant determination will be made by the business unit or Corporate Department head and the Corporate Senior Vice President of Human Resources or their designees.

2.22	“Performance Matrix” shall mean the confidential matrices (which matrices shall be attached to and incorporated by reference in the DOLE cover letters addressed to Participants implementing the Plan for the applicable Incentive Period) which are used in calculating Performance Multipliers under this Plan.

2.23	“Plan” shall mean this Management One-Year Incentive Plan, as it may be amended from time to time. The Plan constitutes the current operating document for the administration of the Plan adopted effective January 3, 2010.

2.24	“Retirement” shall mean the termination of a Participant’s employment with DOLE or a Subsidiary under circumstances where the Participant terminates when either reaching at least (a) age 55 with 5 years of regular, full-time service or (b) age 65, with no minimum service requirement.

2.25	“Salary” shall mean base annual salary of the Participant on December 31 of the Incentive Period.

2.26	“Subsidiary” or “Subsidiaries” shall mean any corporation(s) in which DOLE or any Subsidiary (as defined hereby) owns, at the time of making a Contingent Award Amount hereunder, stock possessing more than 50 percent of the total combined voting power

2 of 6

of all classes of stock in such corporation.
Section 3. ELIGIBILITY.
3.01	Contingent Award Amounts and Final Awards may be made only to Eligible Employees.

3.02	No member of the Committee or the Board who is not an employee of DOLE or of a Subsidiary shall be an Eligible Employee.

3.03	In order for a Participant to become an Eligible Employee, the Participant must also:
3.03.1	Be hired for or promoted to a regular, full-time eligible position, as defined by DOLE, by the start of DOLE’s fourth fiscal quarter of the plan year.

3.03.2	Be on the payroll and actively employed, or on paid flexible time off, or on an approved leave which has been designated as “family leave” under federal or California law, as of the payment date of the Final Awards under the Plan.
3.04	If an Eligible Employee is on an approved leave of absence that extends beyond a leave which has been designated as “family leave” under federal or California law during the Incentive Period, the Contingent Award Percentage for that Eligible Employee will be pro-rated to exclude the time on approved leave that exceeds the leave period provided for under “family leave”.
Section 4. ADMINISTRATION.
4.01	The Plan shall be administered by the Committee.

4.02	The Committee shall be vested with full authority to make such rules and regulations as it deems necessary to administer the Plan and to interpret the provisions of the Plan. The Committee has the authority to consider unusual, non-recurring cash and non-cash items and the pro forma effects of merger, acquisition and divestiture transactions that occurred during the Incentive Period, and is provided with discretion to include or exclude such items and effects in deriving the calculation of awards under the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Eligible Employees, Participants and any and all persons claiming under or through any Eligible Employee or Participant, unless otherwise determined by the Board.

4.03	Any determination, decision or action of the Committee provided for in this Plan may be made or taken by action of the Board if the Board so determines, with the same force and effect as if such determination, decision or action had been made or taken by the Committee. No member of the Committee or Board shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Contingent Award Amounts or Final Award. The fact that a member of the Committee or Board shall at the time be, or shall theretofore have been or thereafter may be, an Eligible Employee or a Participant shall not disqualify him or her from taking part in and voting at any time as a member of the Committee or Board in favor of or against any amendment of the Plan.

4.04	With respect to any Incentive Period, the Performance Matrix may be modified by the Committee in its sole discretion. Specifically, to measure performance of DOLE and to determine the Performance Matrix for any Incentive Period, the Committee may, no later than 90 days after the commencement of any Incentive Period, select from among a number of business criteria and performance measures such as net debt-to-equity,

3 of 6

net debt-to-EBITDA, return on equity, net income, net income return on investment, return on average assets, CFROI, EBITDA or other such performance measures in the computation of awards and establish specific objective numeric goals relating to those measures. If no Performance Matrix has been approved within the first 90 days of the Incentive Period, or if the Committee has not terminated the Plan within such current Incentive Period, the Performance Matrix that had been approved for the immediately preceding Incentive Period shall be deemed adopted for the current Incentive Period. Following this 90-day period, the Performance Matrix may be modified by the Committee only if such action increases the payment opportunity under the Plan.
Section 5. CONTINGENT AWARDS.
5.01	The Committee may, from time to time, in its sole discretion, award to each Eligible Employee a Contingent Award Amount. The Committee shall cause notice to be given to each Participant of his or her selection as soon as practicable following the making of a Contingent Award Amount as an Eligible Employee.

5.02	A funding pool with respect to each Eligible Employee shall be determined by multiplying the Eligible Employee’s Salary times the Contingent Award Percentage specified for the Eligible Employee times the Performance Multipliers that apply in the award cycle.
Section 6. ENDING VALUE OF CONTINGENT AWARD.
6.01	The Ending Value of a Contingent Award Amount shall be determined by multiplying the Contingent Award Amount by the Performance Multiplier which is determined from the Performance Matrices.

6.02	Interpolation shall be made on a straight-line basis as approved by the Committee.
Section 7. CONDITIONS.
7.01	The Committee shall make the final determination of the Performance Multipliers, the Ending Value of the Contingent Award Amounts, and any Final Awards.
Section 8. DETERMINATION AND PAYMENT OF FINAL AWARDS.
8.01	If the Ending Value as computed and adjusted in accordance with Section 6 is zero, no payment shall be made, any Contingent Award Amounts shall terminate and all rights hereunder shall cease.

8.02	Subject to Sections 7, 9 and 12 hereof, any Final Award for an Eligible Employee shall be determined by taking into consideration (1) the funding pool derived from the Eligible Employee’s Ending Value of the Contingent Award Amount and (2) the Eligible Employee’s job performance over the course of the entire plan year (or portion thereof for Eligible Employees who became Participants during the course of the plan year). The Final Award determined for each Eligible Employee shall be paid in cash in a lump sum (subject to withholding requirements, if applicable) as soon as practicable after determination thereof, but no later than 90 days following the end of the Incentive Period, unless the Committee in its sole discretion determines within such 90-day period to delay any such determination or payment.
Section 9. TERMINATION OF EMPLOYMENT.
9.01	Except as otherwise provided in Section 9.02 below, if an Eligible Employee does not remain continuously in the employ of DOLE or a Subsidiary until the payment of the Final Award with respect to any Incentive Period, the Final Award for such Eligible Employee shall terminate and all rights hereunder shall cease.

4 of 6

9.02	If the employment of an Eligible Employee with DOLE or a Subsidiary terminates during the Incentive Period due to his or her death, disability or Retirement, the Committee shall determine the cash payment to be made with respect to such Eligible Employee under the following method:

Salary shall be the actual salary annualized prior to the Eligible Employee’s death, disability or Retirement. The amount of award that would have resulted from the calculations under Sections 6, 7 and 8 shall be multiplied by a fraction, the numerator of which shall be the number of months (or fraction thereof) of the Incentive Period during which the Eligible Employee was an employee of DOLE or Subsidiary, and the denominator of which shall be 12. This calculation and the payment of any Final Award necessarily must be paid after the termination of the Incentive Period in accordance with Section 8.02.
Section 10. NON-TRANSFERABILITY OF CONTINGENT AWARD.
10.01	No Contingent Award Amount or Final Award may be sold, assigned, transferred, encumbered, hypothecated or otherwise anticipated by an Eligible Employee. During the lifetime of an Eligible Employee, any payment shall be payable only to the Eligible Employee; or in the case of death of an Eligible Employee, any payment shall be payable to the designated beneficiary.
Section 11. LIMITATIONS.
11.01	The Board or the Committee may, at any time, terminate or at any time and from time to time amend, modify or suspend this Plan.

11.02	This Plan is intended solely to create performance incentives. Nothing contained in the Plan shall be construed as a contract between DOLE or a Subsidiary and any employee, including, without limitation, a contract of employment, or a contract creating a right of any employee to be continued in the employment of DOLE or a Subsidiary, or as a limitation of the right of any employee or of DOLE or a Subsidiary to terminate an employee’s employment at will, with or without cause or prior notice.

11.03	This Plan does not guarantee or otherwise promise any employee a Contingent Award Amount or Final Award of any amount. Rather, the Plan sets forth the manner by which the potential funding pool with respect to each Eligible Employee is derived and the Committee’s discretion in determining the amount, if any, of the Final awards paid to Eligible Employees.
Section 12. CHANGES IN CAPITALIZATION.
12.01	In the event of a dissolution or liquidation of DOLE, or a merger or consolidation in which DOLE is not the surviving corporation, the Ending Value of the Contingent Award Amounts for the then current Incentive Period that will end after such event shall be determined as if the Incentive Period ended on the date of such event and the greater of (1) the Performance Multiplier of 100% or (2) the actual Performance Multiplier (determined in an equitable manner by the Committee making appropriate adjustments to the business criteria and performance measures in the Performance Matrices for the applicable Incentive Period in order to take account of the shortened Incentive Period) shall be used in calculating the Ending Value of the Contingent Award Amounts under this Plan, notwithstanding any other provisions of this Plan. All Contingent Award Amounts shall be calculated based on the actual annualized salary for the Eligible Employees during such shortened Incentive Period. The Ending Value of the Contingent Award Amounts calculated under this Section 12 shall be multiplied by a fraction, the numerator of which shall be the number of months (or fractions thereof) of the Incentive Period through the date of such event, and the denominator of which shall

5 of 6

be 12. The Final Award for each Eligible Employee, based on the Ending Value of the Contingent Award Amount for such Eligible Employee determined pursuant to this Section 12, shall be paid to each such Eligible Employee as soon as administratively feasible but no later than 30 days of the end of the shortened Incentive Period.
Section 13. GOVERNING LAW.
13.01	This Plan, and the Contingent Award Amounts and the Final Awards hereunder, and all other related matters, shall be governed by, and construed in accordance with, the laws of the State of California, except as to matters of federal law.

6 of 6